                                                                  EXHIBIT (c)(2)

                                                                     May 6, 1999

To the Persons Identified
  on the Signature Page Hereto
c/o Instron Corporation
100 Royall Street
Canton, Massachusetts 02021

Gentlemen:

     Reference is hereby made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 6, 1999, among Kirtland Capital Partners III L.P., an Ohio limited partnership ("KCP"), ISN Acquisition Corporation, a Massachusetts corporation ("MergerCo"), and Instron Corporation, a Massachusetts corporation (the "Company"). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     1. CONCERNING ROLLOVER. This letter agreement (this "Agreement") memorializes our mutual understanding and agreement relating to the willingness of certain members of management of the Company identified on the signature page hereto and certain of their affiliates (collectively, the "Management Stockholders") to maintain an equity ownership position in the Company following the completion of the Merger. To this end, the Management Stockholders hereby
(i) agree that, from and after the date hereof and upon the request of the Company or KCP, they will take such actions as may be reasonably necessary to exchange the shares of Common Stock owned by them as reflected on Exhibit A attached hereto for shares of Series B Stock as reflected on Exhibit A attached hereto pursuant to customary documentation reasonably acceptable to KCP, the Company and the Management Stockholders, (ii) consent to the conversion at the Effective Time of all such shares of Series B Stock into a like number of shares of Surviving Corporation Common Stock pursuant to customary documentation reasonably acceptable to KCP, the Company and the Management Stockholders, and
(iii) consent to the conversion at the Effective Time of all Options identified on Exhibit A attached hereto into the number of options identified on Exhibit A attached hereto with the exercise price indicated thereon (such converted options being hereinafter referred to as the "Rollover Options"). It is the intention of the parties hereto that the rollover of stock and options described above be structured on a tax-free basis, and the parties agree to use their respective reasonable best efforts to attempt to give effect to such intentions. Simultaneously with the execution and delivery hereof, KCP is entering into a letter agreement with certain other stockholders (the "Other Stockholders") of the Company providing for their continued participation in the equity ownership of the Company as set forth therein (the "Other Stockholder Letter"). A fully executed copy of the Other Stockholder Letter is being delivered to you simultaneously herewith. KCP hereby agrees that, subject to the satisfaction of the conditions set forth in the Merger Agreement and at the Effective Time: (i) it will and will cause its affiliates to provide all of the equity capital necessary to consummate the Transactions other than the equity capital (a) that will be provided by the Management Stockholders as described above and (b) that will be provided by the Other Stockholders pursuant to the Other Stockholder Letter as in effect on the date hereof, (ii) it will and will cause its affiliates to provide such equity capital by means of the issuance to KCP and its affiliates of shares of Surviving Corporation Common Stock, and (iii) the purchase price for each such share purchased by KCP and its affiliates shall be $110 payable solely in cash.

     2. CERTAIN AGREEMENTS. At the Effective Time, each of the Management Stockholders and KCP will execute and deliver (and KCP will cause each of its affiliates who are shareholders of the Company to execute and deliver) the Stockholders Agreement in the form attached hereto as Exhibit B (the "Stockholders Agreement"). At the Effective Time, each of the Management Stockholders will execute and deliver a non-competition agreement in the form attached hereto as Exhibit C. At the Effective Time, each of the Management Stockholders (other than James M. McConnell) will execute and deliver and KCP will cause the Company to execute and deliver an amendment to their respective Executive Severance Agreements in the form attached hereto as Exhibit D. At the Effective Time, Mr. McConnell will execute and deliver and KCP will cause the Company to execute and deliver the Deferred Compensation Agreement in the form attached hereto as Exhibit E.

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At the Effective Time, each of Messrs. McConnell, Andersen, Barrett, Burr,
Hindman and Gharagozlou will execute and deliver and KCP will cause the Company to execute and deliver an amendment to their respective Restricted Stock Award Agreements in the form attached hereto as Exhibit F. At the Effective Time each of the Management Stockholders, the Other Stockholders and KCP will execute and deliver (and KCP will cause (i) each of its affiliates who are shareholders of the Company to execute and deliver and (ii) the Company to execute and deliver) a registration rights agreement, in customary form, providing "piggyback" registration rights for the Management Stockholders, subject to the approval of the underwriters participating in any particular underwritten equity offering. Notwithstanding the foregoing provisions of this Section 2, the Jonathan Burr Trust -- 1965 and Jane Elizabeth Moulding will only enter into the Stockholders Agreement.

     3. CONCERNING OPTIONS AND RESTRICTED STOCK. At the Effective Time, KCP shall cause the Company to (i) adopt the Instron Corporation 1999 Stock Option Plan in the form attached hereto as Exhibit G (the "Plan"), (ii) authorize up to 10% of the aggregate number of shares of Surviving Corporation Common Stock outstanding on a fully diluted basis immediately following the Effective Time (excluding any and all warrants issued to any Lender at the Effective Time but including the Rollover Options and all options issued or issuable under the Plan at the Effective Time) to be available for issuance thereunder in accordance with the terms thereof, and (iii) issue options to purchase shares of Surviving Corporation Common Stock (collectively, the "New Options") equal to 40% of the number determined pursuant to clause (ii) hereof to the persons and in the amounts specified on Exhibit H attached hereto, with each such New Option to have an exercise price of $110 per share and to vest at the rate of 20% per year or upon a Change of Control (as defined in the Plan). All New Options issued under the Plan shall be issued in accordance with the terms of the Plan and the terms of the Incentive Stock Option Agreement or Nonqualified Stock Option Agreement attached hereto as Exhibit I-1 and I-2 respectively. All New Options will be "incentive stock options" to the extent permitted by law. All Rollover Options shall be governed by the terms of the Instron Corporation 1992 Stock Incentive Plan as amended at the Effective Time as set forth on Exhibit J attached hereto (such plan as amended being hereinafter referred to as the "1992 Plan") and the agreements governing such options except that, at the Effective Time, all such agreements shall be amended as set forth on Exhibits K-1 and K-2 attached hereto. Shares of Common Stock that are subject to restrictions on transfer as reflected on Exhibit A attached hereto shall, from and after the Effective Time, be governed by the 1992 Plan and the Restricted Stock Award Agreements, as amended in the manner contemplated hereby.

     4. CERTAIN REPRESENTATIONS BY THE MANAGEMENT STOCKHOLDERS. Each Management Stockholder hereby represents and warrants as follows, severally as to such Management Stockholder only:

          (a) Such Management Stockholder has the legal capacity, power and authority to enter into and perform all of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by such Management Stockholder will not violate any other agreement to which such Management Stockholder is a party. This Agreement has been duly and validly executed and delivered by such Management Stockholder and constitutes a valid and binding agreement of such Management Stockholder, enforceable against such Management Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and principles of equity affecting creditors rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest in any trust of which such Management Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Management Stockholder of the transactions contemplated hereby, other than where any such consent has been obtained.

          (b)(i) Except for any filings under federal and state securities laws and the filings referred to in Article VII of the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Management Stockholder and the consummation by such Management Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Management Stockholder, the consummation by such Management Stockholder of the transactions contemplated hereby or compliance by such Management Stockholder with any of the provisions hereof (A) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Management Stockholder is a party or by which such Management Stockholder or any of its respective properties or assets may be bound, of (B) violates any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Management Stockholder or any of its respective properties or assets.

          (c) Such Management Stockholder understands and acknowledges that KCP is entering into, and causing MergerCo to enter into, the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Management Stockholder.

          (d) Except for the Jonathan Burr Trust -- 1965, such Management Stockholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933. KCP acknowledges that the obligations of the Jonathan Burr Trust -- 1965 under Section 1 hereof shall be subject to such trust's receipt, review and satisfaction with a private placement memorandum or other documentation necessary to satisfy Regulation D promulgated under the Securities Act of 1933.

     5. CERTAIN REPRESENTATIONS BY KCP. KCP hereby represents and warrants to the Management Stockholders as follows:

          (a) KCP has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by KCP will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by KCP and constitutes a valid and binding agreement of KCP, enforceable against KCP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and principles of equity affecting creditors rights and remedies generally.

          (b) (i) Except for any filings under federal and state securities laws and the filings referred to in Article VII of the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by KCP and the consummation by KCP of the transactions contemplated hereby and
     (ii) none of the execution and delivery of this Agreement by KCP, the consummation by KCP of the transactions contemplated hereby or compliance by KCP with any of the provisions hereof (A) conflicts with or results in any breach of any organizational documents applicable to KCP, (B) results in a violation or breach of, or constitutes (with or without notice of lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which KCP is a party or by which KCP or any of its properties or assets may be bound, or (C) violates any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to KCP or any of its properties or assets.

          (c) KCP understands and acknowledges that the Management Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by KCP.

     6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, provided that the foregoing shall not require any party hereto to waive or amend any of its rights under this Agreement or any of the exhibits hereto.

     7. DEBT ARRANGEMENTS. KCP acknowledges that under the proposed terms of the Stockholders Agreement the Company's ability to repurchase equity of the Management Stockholders will depend on the terms of the Company's debt arrangements. KCP agrees that it will negotiate in good faith to obtain "baskets" under these debt arrangements in form and amounts customary for leveraged acquisition financing agreements.

     8. TERMINATION. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms or upon the execution and delivery of the Stockholders Agreement.

     9. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) BINDING AGREEMENT. This Agreement and the obligations hereunder shall be binding upon the successors and, subject to Section 9(c) below, the assigns of the parties hereto, including, without limitation, the heirs, guardians, administrators or successors of the Management Stockholders.

     (c) ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of the other parties.

     (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (g) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver of such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (j) CHOICE OF LAW/CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process,

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and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to
(a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, KCP does hereby appoint CT Corporation, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

     (k) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (l) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     (m) NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the Massachusetts General Laws and any applicable provision of the Company's articles of organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

     (n) ATTORNEY'S FEES. KCP acknowledges that the Company will be responsible for the reasonable fees and expenses of the Management Stockholders' legal counsel in connection with the preparation and negotiation of this Agreement and the agreements contemplated hereby up to an aggregate of $85,000.

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

     If the foregoing accurately sets forth our mutual understanding and agreement, kindly sign this Agreement in the space provided below.

                                          Very truly yours,

                                          KIRTLAND CAPITAL PARTNERS III L.P.

                                          By: Kirtland Partners Ltd., its
                                              General Partner

                                            By: /s/ THOMAS N. LITTMAN
                                                  ------------------------------
                                               Name: Thomas N. Littman
                                               Title:  Vice President

                                          Accepted and Agreed this      day of
                                          May, 1999:

                                          /s/ JAMES M. MCCONNELL
                                          ------------------------------
                                          James M. McConnell

                                          /s/ JOSEPH E. AMARAL
                                          ------------------------------
                                          Joseph E. Amaral

                                          /s/ KENNETH L. ANDERSEN
                                          ------------------------------
                                          Kenneth L. Andersen

                                          /s/ JOHN R. BARRETT
                                          ------------------------------
                                          John R. Barrett

                                          /s/ JONATHAN L. BURR
                                          ------------------------------
                                          Jonathan L. Burr

                                          THE JONATHAN L. BURR TRUST -- 1965

                                          By: /s/ JONATHAN L. BURR
                                                  ------------------------------
                                            Name: Jonathan L. Burr
                                            Title: Beneficiary

                                          /s/ YAHYA GHARAGOZLOU
                                          ------------------------------
                                          Yahya Gharagozlou

                                          /s/ ARTHUR D. HINDMAN
                                          ------------------------------
                                          Arthur D. Hindman

                                          /s/ WILLIAM J. MILLIKEN
                                          ------------------------------
                                          William J. Milliken

                                          /s/ LINTON A. MOULDING
                                          ------------------------------
                                          Linton A. Moulding

                                          /s/ JANE ELIZABETH MOULDING
                                          ------------------------------
                                          Jane Elizabeth Moulding

                                          /s/ NORMAN L. SMITH
                                          ------------------------------
                                          Norman L. Smith

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

                                                                       EXHIBIT A

                                                        SURVIVING
                            COMMON STOCK               CORPORATION     OPTIONS
                               TO BE        SERIES B     COMMON         TO BE       ROLLOVER
 MANAGEMENT STOCKHOLDER    ROLLED OVER(1)    STOCK        STOCK      ROLLED OVER   OPTIONS(2)
 ----------------------    --------------   --------   -----------   -----------   ----------
J. McConnell.............      97,923        19,585      19,585             0            0
J. Amaral................           0             0           0        15,000        3,000
K. Andersen..............       1,335           267         267        16,500        3,300
J. Barrett...............       2,289           458         458             0            0
J. Burr..................       1,645           329         329        40,000        8,000
The Jonathan L. Burr
  Trust-1965.............      20,000         4,000       4,000             0            0
Y. Gharagozlou...........       5,310         1,062       1,062             0            0
A. Hindman...............       2,761           552         552        10,000        2,000
W. Milliken..............      11,400         2,280       2,280             0            0
L. Moulding(3)...........      13,547         2,709       2,709        43,500        8,700
N. Smith.................       9,000         1,800       1,800             0            0

---------------

(1) Includes an aggregate of 25,340 restricted shares (J. McConnell, 12,000; K. Andersen, 1,335; J. Barrett, 2,289; J. Burr, 1,645; Y. Gharagozlou, 5,310; and A. Hindman, 2,761.

(2) All Rollover Options will be exercisable at 5 times the exercise price under the surrendered option.

(3) Common Stock held jointly with wife, Jane Elizabeth.